                                                                    EXHIBIT 4.4b



SCHEDULE IDENTIFYING SUBSTANTIALLY IDENTICAL AGREEMENTS TO PASS THROUGH TRUST AGREEMENT CONSTITUTING EXHIBIT 4.4a HERETO


1. Series B Pass Through Trust Agreement dated as of August 24, 2000 between Reliant Energy Mid-Atlantic Power Holding, LLC and Bankers Trust Company, made with respect to the formation of the Series B Pass Through Trust and the issuance of Series B Pass Through Certificates

2. Series C Pass Through Trust Agreement dated as of August 24, 2000 between Reliant Energy Mid-Atlantic Power Holding, LLC and Bankers Trust Company, made with respect to the formation of the Series C Pass Through Trust and the issuance of Series C Pass Through Certificates